Exhibit 99.1

CONTACTS:

MEDIA:

Marcey Zwiebel

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

Bryan K. Gill

(412) 768-4143

investor.relations@pnc.com

PNC ANNOUNCES $300 MILLION INCREASE TO

PLANNED SHARE REPURCHASES

PITTSBURGH, Jan. 30, 2017 – The PNC Financial Services Group, Inc. (NYSE: PNC) announced a $300 million increase in its common stock share repurchase programs for the four-quarter period ending June 30, 2017. This amount is in addition to the share repurchase programs of up to $2.0 billion during this period authorized as part of PNC’s 2016 capital plan under the Federal Reserve’s Comprehensive Capital Analysis and Review, which included up to $200 million related to employee benefit plans. PNC’s board of directors authorized the increase and the Board of Governors of the Federal Reserve System did not object to the additional amount of share repurchases.

“Today’s announcement reflects our commitment to return more capital to shareholders,” said William S. Demchak, PNC chairman, president and chief executive officer. “Our capital levels and consistent performance have allowed us to support the growth of our businesses while delivering strong capital returns and creating long-term value.”

PNC’s common share repurchases may be executed through the open market or in privately negotiated transactions, including under Rule 10b5-1 plans. The timing and exact amount of repurchases will be based on market conditions and other factors.

The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

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